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FORM 4
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                                                  U.S. SECURITIES AND EXCHANGE COMMISSION
/ /   Check this box if no longer                           WASHINGTON, D.C.  20549
      subject to Section 16.  Form 4
      or Form 5 obligations may                STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
      continue.  See Instruction 1(b)

            Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility
                           Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940
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1.Name and Address of Reporting Person*   2.Issuer Name and Ticker or Trading Symbol   6.Relationship of Reporting Person to Issuer
  Henry      Patrick          (Jr.)          Meredith Corporation (MDP)                       Director         XX 10% Owner
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 (Last)      (First)        (Middle)      3.IRS or Social Security  4.Statement for             Officer (give       Other (Specify
                                            Number of Reporting       Month/Year          -----         title -----         below)
     7582 Snowmass Creek Road               Person (Voluntary)        April 1997                        below)
------------------------------------------                          -----------------
                (Street)                      ###-##-####           5.If Amendment,    7.Individual or Joint/Group Filing
                                                                      Date of Original       (Check applicable line)
                                                                      (Month/Year)              Form filed by One Reporting Person
                                                                                          -----
                                                                                                Form filed by more than one
  Snowmass      CO            81654                                                       ----- Reporting Person
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(City)       (State)          (Zip)  TABLE I - NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
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1.Title of Security    2.Trans-   3.Transaction  4.Securities Acquired (A)      5.Amount of        6.Ownership        7.Nature of
  (Instr. 3)             action     Code           or Disposed of (D)             Securities         Form:              Indirect
                         Date       (Instr. 8)     (Instr. 3, 4 and 5)            Beneficially       Direct (D) or      Beneficial
                                                                                  Owned at End       Indirect (I)       Ownership
                         (Month/                                                  of Month           (Instr. 4)         (Instr. 4)
                          Day/    ----------------------------------------        (Instr. 3 and 4)
                          Year)     Code   V      Amount  (A) or    Price
                                                            (D)
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Class A Common Stock
 (par value $1.00)       04-09-97     C          25,650     A     1-for-1                                 I              Note A
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Class A Common Stock
 (par value $1.00)       04-29-97     S           1,800     D      22.500                                 I              Note A
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Class A Common Stock
 (par value $1.00)       04-29-97     S           3,000     D      22.375                                 I              Note A
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Class A Common Stock
 (par value $1.00)       04-29-97     S          39,400     D      22.250                                 I              Note A
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Class A Common Stock
 (par value $1.00)       04-29-97     S           5,800     D      22.125                                 I              Note A
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Class A Common Stock
 (par value $1.00)       04-30-97     S           5,000     D      22.875                                 I              Note A
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Class A Common Stock
 (par value $1.00)       04-30-97     S           5,000     D      23.000                                 I              Note A
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Class A Common Stock
 (par value $1.00)       04-30-97     S           5,000     D      23.125                                 I              Note A
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Class A Common Stock
 (par value $1.00)       04-30-97     S           5,000     D      23.250                                 I              Note A
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Class A Common Stock
 (par value $1.00)       04-30-97     S           5,000     D      23.375                                 I              Note A
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Class A Common Stock
 (par value $1.00)       04-30-97     S           5,000     D      23.500                                 I              Note A
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NOTE A: Acquired or sold by the M. Bohen Family Trust. Total indirect beneficial ownership shown in Column 5 is the aggregate number of shares of Class A Common Stock in which the reporting person has a pecuniary interest and which are held in multiple trusts (including the M. Bohen Family Trust) for which Norwest Bank Iowa, N.A., is trustee or co-trustee. The amount in Column 5 does not include indirect beneficial ownership of shares of Class B Common Stock, which are convertible one-for-one into shares of
Class A Common Stock.

* If the Form is filed by more than one Reporting Person, see Instruction 4(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
                                                                                (Print or Type Response)                      (Over)
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FORM 4 (CONTINUED)    TABLE II - DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                             (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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1. Title of Derivative  2. Conver-    3. Trans-   4. Trans-    5. Number of       6. Date Exer-   7. Title and Amount  8. Price
   Security                sion or       action      action       Derivative         cisable and     of Underlying        of
   (Instr. 3)              Exercise      Date        Code         Securities Ac-     Expiration      Securities           Deriv-
                           Price of      (Month/     (Instr. 8)   quired (A) or      Date            (Instr. 3 and 4)     ative
                           Deriv-        Day/                     Disposed of (D)    (Month/Day/                          Secur-
                           ative         Year)                    (Instr. 3, 4,      Year)                                ity
                           Security                               and 5)          ------------------------------------    (Instr. 5)
                                                                                  Date     Expira-           Amount or
                                                  ------------------------------- Exer-    tion       Title  Number of
                                                     Code  V      (A)      (D)    cisable  Date              Shares
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Class B Common Stock                                                                                  Class A
 (par value $1.00)         1-for-1     04-09-97       C                     D     Immed.              Common   25,650
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
1. Title of Derivative     9. Number of         10. Ownership         11. Nature of
   Security                   Derivative            Form of               Indirect
   (Instr. 3)                 Securities            Derivative            Beneficial
                              Beneficially          Security:             Ownership
                              Owned at End          Direct (D)            (Instr. 4)
                              of Month              or Indirect (I)
                              (Instr. 4)            (Instr. 4)
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Class B Common Stock
 (par value $1.00)
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Explanation of Responses:


** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.   /s/ PATRICK HENRY, JR.
   See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                                               -----------------------------------------
                                                                                           *Signature of Reporting Person       Date
                                                                                           Patrick Henry, Jr.

Note:  File three copies of this Form, one of which must be manually signed.                                                  Page 2
       If space provided is insufficient, see Instruction 6 for procedure.
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